UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2016

BALLY CORP
(Exact name of registrant as specified in its charter)

Nevada	333-192387	80-0917804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 30, Lane 18 Hsinan Rd., Sec 1, Wujih District	Taichung City, Taiwan, 414
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:(86) 13600158898

2620 Regatta Drive, Ste 102, Las Vegas, NV 89128
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On June 24, 2016, Katiuska Moran ("Moran"), the former CEO and Director of Bally Corp. (the "Company") and Surjeet Singh, the Company's former secretary and a substantial shareholder cancelled any and all loans they made to the Company. A copy of the form of Debt Cancellation Acknowledgement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 5.01 Changes in Control of Registrant.

On June 24, 2016, in connection with the sale of a controlling interest in Bally Corp. (the "Company"), Katiuska Moran ("Moran"),the Company's Chief Executive Officer and Director and Surjeet Singh ("Singh") (individually and collectively the "Seller(s)") of Bally Corp. (the "Company"), entered into and closed on those certain Share Purchase Agreements (the "Agreements") with Aureas Capital Co., Ltd., ("Aureas"), whereby Aureas purchased from the Sellers a total of 6,918,800 shares of the Company's common stock (the "Shares") for an aggregate price of $100,000.00. The Shares acquired represent approximately 70.6% of the issued and outstanding shares of common stock of the Company. A copy of the Form of Share Purchase Agreement is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Except as described herein, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters.

As required to be disclosed by Regulation S-K Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Concurrently with the closing of the Stock Purchase Agreement, the following individuals were appointed to the Board of Directors:

Name	Title
Lung Ming Chun	Chairman of Board, sole Director

Following these appointments, Katiuska Moran and Surjeet Singh resigned from all positions held as an officer and director of the Company. Ms. Moran's and Mr. Singh's resignations were not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

There is no arrangement or understanding among any of the new directors, on the one hand or any other person, on the other hand, pursuant to which a new director was appointed as a director. No new director has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. None of the new directors have received any compensation in connection with their appointment as a director and no new director will serve on a committee of the board of directors, at this time.

Following the closing of the Agreement and the appointment of new members to our Board of Directors discussed above, the Board of Directors appointed the following individual to serve as the sole officer of the Company:

Name	Title
Lung Ming Chun	Chief Executive Office, President, Secretary

At this time, we do not have any written employment agreement or other formal compensation agreements with our new officer and director. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

The following is a brief description of the background on our recently appointed officer and director.

Lung Ming Chun, age 43, prior to joining the Company, from 2013 to 2016 Mr. Chun was a manager at Micronic, Inc. as operations manager, where his key responsibilities included driving operational improvements, maximizing the value of the asset base while ensuring control on operational costs. Previously, from 2009 to 2012 Mr. Chun was a project manager at JK Taiwan, a light bulb manufacturer where he was responsible for environmental health and safety matters. Previously Mr. Chun worked as a marketing executive and as a production manager in an electronic semi-conductor company. Mr. Chung received a Bachelor of Business degree from Chung Tsing University in 1996.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1*	Form of Debt Cancellation Acknowledgement

10.2*	Form of Share Purchase Agreement.

_____________

 * Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY CORP.

Date: July 11, 2016	By:	/s/Lung Ming Chun
Lung Ming Chun Chief Executive Officer

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